Exhibit 10.5
45 East Putnam Avenue   •   Greenwich, CT 06830
Tel: 203.422.2300   •   Fax: 203.422.2330
Email: ggc@globalgoldcorp.com

Juan Jose Quijano Fernandez	July 20, 2009
Juan Jose Quijano Claro
El Vergel 2316
Santiago Chile

RE: Amendment of Global Gold Valdivia Joint Venture Terms, Separation of Properties, and Royalty Agreement

Gentlemen:

This letter amends the terms of our prior agreements on the Compania Minera Global Gold Valdivia S.C.M. joint venture (“GGV”) in light of current circumstances.   This agreement is subject to confirmation by our board of directors, which shall act on or before July 31, 2009.

On or before August 15, 2009, GGV shall transfer to you or to a company designated by you a one hundred percent (100%) interest in the current GGV claims identified in the map and claims list attached as Exhibit 1 and circled as the “Madre De Dios Claims Block”.  At the same time, you will transfer all of your rights, title, and interest in GGV and the area marked as the “Pureo Claims Block” and claims list in Exhibit 1 to one or more companies designated by Global Gold Corporation.

 It is agreed that if GGV does not commence production on a commercial basis on the property being transferred to its sole control pursuant to this agreement within two years (subject to any time taken for permitting purposes), the property shall revert to you. If the first plant is successful, we will proceed with at least two additional plants/operations with the goal of processing at a capacity of 2,500 cubic meters per day within three years. The parties agree to continue to cooperate with one another and act in good faith, and you shall assist with permitting processes.

You shall be entitled to payment of up to 27 million Euros payable from a 3% NSR royalty interest in all metals produced from the properties retained in GGV, subject to your initial repayment of $200,000. For three years,  GGV or its designee shall have a right of first refusal on any bona fide offers for all or any part of the properties transferred to you (to be exercised within five (5) days).  For three years, you shall also have a right of first refusal on any bona fide offers for all or any part of the properties retained by GGV or its designee (to be exercised within twenty (20) days).  The production royalty shall be paid quarterly, and shall be accompanied by (i) a statement summarizing the computation of net smelter returns and (ii) copies of any and all original settlement statements issued by each buyer for their purchase of the products.  The settlement statements shall include the total weight of product purchased; the contained payable elements within the product; the market prices of the elements; deduction of all processing and penalties; and the total amount due to be remitted to the seller on a provisional and final settlement basis.  The quarterly royalty payments will be provisional and subject to adjustment at the end of the producing entity’s accounting year.  The term “NSR” as used herein shall mean the full value received by producing entity from any buyer for any and all products sold, reflective of the point of sale after deductions for all of the following charges from third parties, if any: custom smelting costs, treatment charges and penalties including, but without being limited to, metal losses, penalties for impurities and charges or deductions for refining, selling, and transportation from smelter to refinery and from refinery to market.  Upon reasonable notice and within no less than thirty days from such notice, but no more than two times per year, a party shall be entitled to inspect and audit production, plans, operations, and sales records from the other party.

One year from the date of the first continuous payment of the production royalty, GGV shall have the right for three years to buy out the other’s production royalty at a price to be determined through independent appraisals of each party and mutual agreement; if the parties cannot mutually agree either party may refer the purchase price issue to binding arbitration.

You shall have the right to use drill information, geophysical, and other exploration results associated with properties under your control pursuant to this agreement.

This Agreement and the parties right and obligations hereunder shall be binding upon and inure to the benefit of the successors in interest, assigns and personal representatives (or trustees) of the respective parties.  Any disputes related to this agreement shall be resolved exclusively through arbitration in accordance with the terms of the GGV Contractual Mining Company Agreement dated October 29, 2007.

If you have any comments or questions on this feel free to call me directly.  If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, whereupon it will constitute our agreement with respect to the subject matter hereof, and documents conforming to local legal requirements in Chile will be prepared and signed.

Sincerely yours,

Global Gold Corporation

By:	/s/ Van Z. Krikorian
Van Z. Krikorian, Chairman

Confirmed and Agreed to this 24th day of July, 2009:

/s/ Juan Jose Quijano Fernandez

Juan Jose Quijano Fernandez

/s/ Juan Jose Quijano Claro

Juan Jose Quijano Claro